Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Kris King
Mylan Inc.
724.514.1800
Mylan Sets Date of 2008 Annual Meeting
PITTSBURGH, December 21, 2007 — Mylan Inc. (NYSE: MYL) today announced that due to its recent change in its fiscal year end from March 31 to December 31, it is scheduling its next annual meeting earlier in the calendar year. Mylan has set Friday, April 25, 2008 as the date of its 2008 Annual Meeting of Shareholders. The deadline for shareholders to be timely to submit to the Company matters to be brought before the annual meeting (except for proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended) is December 31, 2007.
Mylan Inc. is one of the world’s leading quality generic and specialty pharmaceutical companies. The Company offers one of the industry’s broadest and highest quality product portfolios, a robust product pipeline and a global commercial footprint through operations in more than 90 countries. Through its controlling interest in Matrix Laboratories Limited, Mylan has direct access to one of the largest active pharmaceutical ingredient (API) manufacturers in the world. Dey L.P., Mylan’s fully integrated specialty business, provides the Company with innovative and diversified opportunities in the respiratory and allergy therapeutic areas.
For more information about Mylan, please visit www.mylan.com.
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